PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                 CLASS C SHARES

WHEREAS, The Nottingham Investment Trust II, an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment company Act of 1940, as amended ("1940 Act");

WHEREAS,  the  Trust is  authorized  to issue an  unlimited  number of shares of
beneficial  interest  (the  "Shares"),   in  separate  series  representing  the
interests in separate portfolios of securities and other assets ("Funds");

WHEREAS, the Trust has authorized each of its separate Funds in multiple classes of its shares;

WHEREAS, the Trust has established and designated a class of shares as the Class C Shares;

WHEREAS, the Trust desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Class C Shares of the WST Growth and Income Fund and any future Funds established and designated by the Trust and advised by Wilbanks, Smith and Thomas Asset Management, Inc. (the "Advisor");

WHEREAS, the Board of Trustees of the Trust as a whole, and the Trustees who are not "interested persons" of the Trust (as that term is defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan, which is a compensation type rule 12b-1 Plan, or in any agreement relating hereto ("Rule 12b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under Section 36(a) and
(b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust and its shareholders, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto; and

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on the following terms and conditions:

     1. Distribution and Servicing Activities. Subject to the supervision of the Board of Trustees, a Fund is authorized directly or indirectly, to engage in any activities primarily intended to result in the sale of Class C Shares or the servicing of shareholders purchasing Class C Shares, which activities may include, but are not limited to, the following: (a) payment of compensation to the Trust's distributor, securities dealers and other appropriate persons in respect of the sale of Class C Shares of a Fund; (b) payment of compensation to and expenses of personnel (including personnel of organizations with whom the Trust has entered into agreements that may be deemed to be related to this Plan) that engage in or support distribution of Class C Shares of a Fund or who render shareholder support services not otherwise provided by the Trust's transfer agent, administrator or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in a Fund, and providing such other shareholder services as the Trust may reasonably request; (c) formulation and implementation of marketing promotional activities with respect to the sale of Class C shares of a Fund, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) preparation, printing and distribution of sales literature with respect to the sale of Class C shares of a Fund; (e) preparation, printing and distribution of prospectuses and statements of additional information and reports of a Fund for potential and existing Class C Shareholders of a Fund; and
(f) obtaining such information, analyses and reports with respect to marketing and promotional activities as a Fund may, from time to time, deem advisable with respect to the sale of Class C shares of a Fund. A Fund is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Class C Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

     2. Expenditures. A Fund shall pay a fee for distribution of its Class C Shares and servicing of shareholders of the Class C Shares at the annual rate of 0.75% of the average daily net asset value of a Fund attributable to its Class C Shares. Notwithstanding the foregoing, in no event may such expenditures paid by a Fund as servicing fees exceed an amount calculated at the rate of 0.25% of the average annual net assets of a Fund attributable to its Class C Shares. Such payments for distribution and shareholder servicing activities may be made directly to a Fund for payment to appropriate persons or directly to other persons with which a Fund has entered into agreements related to this Plan.

     3.  Term and Termination.

     (a) This Plan shall become effective as of the 15th day of March, 1999. Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Rule 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on such approval.

     (b) This Plan may be terminated at any time with respect to any Fund by a vote of the majority of the Rule 12b-1 Trustees or by a vote of a majority of the outstanding voting securities of a Fund's Class C shareholders, as defined in the 1940 Act.

     4. Amendments. This Plan may not be amended to materially increase the distribution and servicing fees and expenses authorized by Section 2 hereof unless such proposed increase is approved by a vote of the majority of the outstanding voting securities of a Fund's Class C shareholders, as defined in the 1940 Act, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

     5. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees of the Trust shall be committed to the discretion of such Rule 12b-1 Trustees.

     6. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of all amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

     7. Recordkeeping. The Trust shall preserve copies of this Plan, any related agreement and all information and reports provided to the Board of Trustees pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. All such information shall, for the first two years, be maintained in an easily accessible place.

     8. Agreements. All agreements with any person relating to implementation of this Plan with respect to the Class C shares of any Portfolio shall be in writing, and any agreement related to this Plan with respect to the Class C shares of any Portfolio shall provide:

     (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing the Class C shares of such Portfolio, on not more than 60 days' written notice to any other party to the agreement; and

     (b) That such agreement shall terminate automatically in the event of its assignment.

     9. Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term "The Nottingham Investment Trust II" means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this Plan has been authorized by the Trustees, and this Plan has been signed on behalf of the Trust by an authorized officer of the Trust, acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Agreement and Declaration of Trust.

         IN WITNESS THEREOF, the undersigned has caused this Plan to be executed as of the date written above.


                                           THE NOTTINGHAM INVESTMENT TRUST II


                                           By ____________________________